Exhibit 99.1

Navistar International Corporation 2701 Navistar Dr. Lisle, IL 60532 USA P: 331-332-5000 W: navistar.com

Media contacts:	Bre Whalen, Breana.Whalen@navistar.com, 331-332-3056;
Kate Beers, KBeers@BrunswickGroup.com, 917-257-4179
Investor contact:	Marty Ketelaar, Marty.Ketelaar@navistar.com, 331-332-2706
Web site:	www.Navistar.com

NAVISTAR CONFIRMS RECEIPT OF REVISED PROPOSAL FROM TRATON

LISLE, Ill. – September 10, 2020 – Navistar International Corporation (NYSE:NAV) (“Navistar” or “the Company”) today confirmed that it has received a revised proposal from TRATON SE to acquire Navistar for $43 per share in cash.

Navistar’s Board of Directors and management team are committed to exploring all avenues to maximize value. Consistent with its fiduciary duties, the Board will carefully review the revised proposal from TRATON in consultation with its advisors to determine the course of action that it believes is in the best interests of the Company and its stakeholders.

Navistar shareholders do not need to take any action at this time, and there is no assurance that any transaction with TRATON will occur or be consummated. Navistar does not intend to make any additional comments regarding the proposal unless and until it is appropriate to do so, or a formal agreement has been reached.

JP Morgan and PJT Partners are acting as Navistar’s financial advisors. Sullivan & Cromwell LLP is providing legal counsel.

About Navistar

Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International® brand commercial trucks, proprietary diesel engines, and IC Bus® brand school and commercial buses. An affiliate also provides truck and diesel engine service parts. Another affiliate offers financing services. Additional information is available at www.Navistar.com.

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